Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 11, 2014 with respect to the consolidated financial statements and schedules included in the Annual Report on Form 10-K for the year ended December 31, 2013 of Independence Realty Trust, Inc. (a Maryland Corporation), which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in this Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

New York, New York

May 16, 2014